SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                        Volterra Semiconductor Corporation
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                   Common Stock, $0.001 par value per share
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   928708-106
  -----------------------------------------------------------------------------
                                 (Cusip Number)


                                   12/31/2005 (FINAL FILING)
  -----------------------------------------------------------------------------
              (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 928708-106
         ------------







SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Morgenthaler Venture Partners V      34-1872532                     |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  Delaware                                                            |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     0                              |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     0                              |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     0                              |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     0                              |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  0                                                                   |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  0.0%                                                                |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  PN                                                                  |
------------------------------------------------------------------------------











SCHEDULE 13G

- -----------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |  Morgenthaler Management Partners V       34-1872535                  |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  Ohio                                                                 |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     0                               |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |     0                               |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     0                               |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |     0                               |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  0                                                                    |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  0.0%                                                                 |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  PN                                                                   |
-------------------------------------------------------------------------------













SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |   Robert D. Pavey                                                     |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  United States                                                        |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |      2,018 (See Item 4)             |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |      0                              |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |      2,018 (See Item 4)             |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |     0                               |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  2,018  (See Item 4)                                                  |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  .01%                                                                 |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------












SCHEDULE 13G

-------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                              |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)       |
|     |                                                                       |
|     |  Robert C. Bellas, Jr.                                                |
|-----|-----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                               ---- |
|     |                                                             (b) [   ] |
|     |                                                                  ---- |
|-----|-----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                          |
|     |                                                                       |
|-----|-----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                  |
|     |  United States                                                        |
|-------------------------------|-------|-------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                  |
|                               |       |                                     |
|             SHARES            |       |     2,017 (See Item 4)              |
|                               |-------|-------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                |
|                               |       |                                     |
|            OWNED BY           |       |     0                               |
|                               |-------|-------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER             |
|                               |       |                                     |
|            REPORTING          |       |                                     |
|                               |       |     2,017 (See Item 4)              |
|             PERSON            |-------|-------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER           |
|              WITH             |       |                                     |
|                               |       |     0                               |
|-------------------------------|-------|-------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|     |                                                                       |
|     |  2,017 (See Item 4)                                                   |
|-----|-----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN         |
|     | SHARES (SEE INSTRUCTIONS)                                       [   ] |
|     |  N/A                                                             ---- |
|-----|-----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                     |
|     |  0.01%                                                                |
|-----|-----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                           |
|     |                                                                       |
|     |  IN                                                                   |
-------------------------------------------------------------------------------












SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  Gary J. Morgenthaler                                                |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     3,028 (See Item 4)             |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     0                              |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |     3,028 (See Item 4)             |
|                               |       |                                    |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     0                              |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  3,028 (See Item 4)                                                  |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES                                                         [   ] |
|     |  N/A                                                                 |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |                                                                      |
|     |  0.01%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------











SCHEDULE 13G

------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                             |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITY ONLY)      |
|     |                                                                      |
|     |  John D. Lutsi                                                       |
|-----|----------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ X ] |
|     | (SEE INSTRUCTIONS)                                              ---- |
|     |                                                            (b) [   ] |
|     |                                                                 ---- |
|-----|----------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                         |
|     |                                                                      |
|-----|----------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                 |
|     |  United States                                                       |
|-------------------------------|-------|------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                 |
|                               |       |                                    |
|             SHARES            |       |     2,019 (See Item 4)             |
|                               |-------|------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER               |
|                               |       |                                    |
|            OWNED BY           |       |     0                              |
|                               |-------|------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER            |
|                               |       |                                    |
|            REPORTING          |       |                                    |
|                               |       |     2,019 (See Item 4)             |
|             PERSON            |-------|------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER          |
|              WITH             |       |                                    |
|                               |       |     0                              |
|-------------------------------|-------|------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON         |
|     |                                                                      |
|     |  2,019 (See Item 4)                                                  |
|-----|----------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN        |
|     | SHARES (SEE INSTRUCTIONS)                                      [   ] |
|     |  N/A                                                            ---- |
|-----|----------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                    |
|     |  0.01%                                                               |
|-----|----------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                          |
|     |                                                                      |
|     |  IN                                                                  |
------------------------------------------------------------------------------












SCHEDULE 13G
------------


Item 1(a). NAME OF ISSUER: Volterra Semiconductor Corporation

Item 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3839 Spinnaker Court
            Fremont, CA  94538

Item 2(a). NAMES OF PERSONS FILING: Morgenthaler Venture Partners V (MVP
      V); Morgenthaler Management Partners V (MMP V), the general partner of MVP V; Robert D. Pavey, Robert C. Bellas, Jr., Gary J.
         Morgenthaler and John D. Lutsi (collectively, the "General Partners") are partners of MMP V, the general partner of MVP V.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of the principal business office of MVP V, MMP V and each of the General Partners is:

           Morgenthaler Venture Partners V, L.P.
           50 Public Square
           Suite 2700
           Cleveland, Ohio 44113

Item 2(c). CITIZENSHIP: MVP V is a limited partnership organized under the laws of Delaware and MMP V is a limited partnership organized under the laws of the State of Ohio. Each of the General Partners is a United States citizen.

Item 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value per share

Item 2(e). CUSIP NUMBER:    928708-106

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS a:

           (a) [   ]    Broker or Dealer registered under Section 15 of the
                        Securities Exchange Act of 1934 (the "Act").

           (b) [   ]    Bank as defined in Section 3(a)(6) of the Act.

           (c) [   ]    Insurance Company as defined in Section 3(a)( 19) of
                        the Act.

           (d) [   ]    Investment Company registered under Section 8 of the
                        Investment Company Act of 1940.

           (e) [   ]    Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940.

           (f) [   ]    Employee Benefit Plan, Pension Fund which is subject to
                        the provisions of the Employee Retirement Income
                        Security Act of 1974 or Endowment Fund; see Rule
                        13d-1(b)(1)(ii)(f) of the Act.

           (g) [   ]    Parent Holding Company, in accordance with Rule
                        13d-1(b)(ii)(G) of the Act.

           (h) [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                        the Act.
           Not Applicable.

Item 4.    OWNERSHIP.

           (a)
MVP V is no longer a record owner of shares of Volterra Semiconductor Corportaion. MMP V, in its capacity as the General partner of MVP V, does not own shares in the company. The General Partners of MMPV, Robert D. Pavey, Robert C. Bellas, Gary, J. Morgenthaler and John D. Lutsi each have individual ownership of the company by the shares listed in
Item 4c.


(b)  Percent of Class: (based on 23,700,000 shares of common stock)

             MVP V:                  0.00%
             MMP V:                  0.00%
             Robert D. Pavey:        0.01%
             Robert C. Bellas:       0.01%
             Gary J. Morgenthaler:   0.01%
             John D. Lutsi:          0.01%

          (c)  Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote:

             MVP V:                      0 shares
             MMP V:                      0 shares
             Robert D. Pavey :       2,018 shares
             Robert C. Bellas:       2,017 shares
             Gary J. Morgenthaler :  3,028 shares
             John D. Lutsi:          2,018 shares

                (ii) shared power to vote or to direct the vote:

             MVP V:                      0 shares
             MMP V:                      0 shares
             Robert D. Pavey :           0 shares
             Robert C. Bellas:           0 shares
             Gary J. Morgenthaler :      0 shares
             John D. Lutsi:              0 shares

               (iii) sole power to dispose or direct the disposition of:

             MVP V:                      0 shares
             MMP V:                      0 shares
             Robert D. Pavey :       2,018 shares
             Robert C. Bellas:       2,017 shares
             Gary J. Morgenthaler :  3,028 shares
             John D. Lutsi:          2,018 shares

                (iv) shared power to dispose or direct the disposition of:

             MVP V:                      0 shares
             MMP V:                      0 shares
             Robert D. Pavey :           0 shares
             Robert C. Bellas:           0 shares
             Gary J. Morgenthaler :      0 shares
             John D. Lutsi:              0 shares





Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      This statement is being filed to report that as of December 31, 2005 the reporting person has ceased to be a beneficial owner of more than 5% of the class of securities.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable.

Item 10.  CERTIFICATION.

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURES
                                   ----------

        After reasonable inquiry and to the best of its knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:   February 6, 2006

MORGENTHALER VENTURE PARTNERS V

By: Morgenthaler Management Partners V, LLC

By:     *
   ----------------------------------------
   General Partner

MORGENTHALER MANAGEMENT PARTNERS V, LLC

By:     *
   ----------------------------------------
   General Partner
        *
   ----------------------------------------
   Robert D. Pavey

        *
   ----------------------------------------
   Robert C. Bellas, Jr.

        *
   ----------------------------------------
   Gary J. Morgenthaler

        *
   ----------------------------------------
   John D. Lutsi









  *By: /s/ Theodore A. Laufik
           ---------------------------------------
           Theodore A. Laufik
           Attorney-in-Fact